Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Paylocity Holding Corporation
(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,742,242	$149.86	$261,092,386.12	$147.60 per $1,000,000	$38,537.24
Total Offering Amounts							$38,537.24
Total Fee Offsets							$—
Net Fees Due							$38,537.24

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (the “Common Stock”) of Paylocity Holding Corporation (the “Registrant”) as may become available for issuance pursuant to the Registrant’s 2023 Equity Incentive Plan by reason of any stock splits, stock dividends, recapitalization or similar transactions effected without the receipt of consideration that result in an increase in the number of the outstanding shares of Common Stock.
(2)    Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $149.86 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported on the NASDAQ Global Select Market on November 24, 2023.